Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Third Quarter and Nine Months Ended March 31, 2010
NASHVILLE, TN, May 10, 2010/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the third quarter and nine months ended March 31, 2010 of its fiscal year ending June 30, 2010.
Operating Results
     Revenues for the three months ended March 31, 2010 were $56.1 million, compared with $67.1 million for the same period in fiscal year 2009. Income before income taxes for the three months ended March 31, 2010 was $2.2 million, compared with $4.0 million in the same period in fiscal year 2009. Net income for the three months ended March 31, 2010 was $2.1 million, or $0.04 per share on a diluted basis, compared with $2.4 million, or $0.05 per share on a diluted basis, for the same period in fiscal year 2009.
     Revenues for the nine months ended March 31, 2010 were $167.2 million, compared with $203.8 million for the same period in fiscal year 2009. Income before income taxes for the nine months ended March 31, 2010 was $6.6 million, compared with $6.4 million in the same period in fiscal year 2009. Net income for the nine months ended March 31, 2010 was $6.3 million, or $0.13 per share on a diluted basis, compared with $3.2 million, or $0.07 per share on a diluted basis, for the same period in fiscal year 2009.
     Premiums earned for the three months ended March 31, 2010 were $46.7 million, compared with $54.8 million for the same period in fiscal year 2009. Premiums earned for the nine months ended March 31, 2010 were $140.3 million, compared with $171.5 million for the same period in fiscal year 2009. These declines were primarily due to the weak economic conditions, which have caused both a decline in the number of policies written, as well as an increase in the percentage of our customers purchasing liability-only coverage. The closure of underperforming stores also contributed to the decrease in policies written and premiums earned. At March 31, 2010, the number of policies in force was 169,603, compared with 173,674 at March 31, 2009. At March 31, 2010, we operated 405 stores, compared with 419 stores at March 31, 2009.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 68.4 percent for the three months ended March 31, 2010, compared with 71.0 percent for the three months ended March 31, 2009. The loss and loss adjustment expense ratio was 67.6 percent for the nine months ended March 31, 2010, compared with 70.1 percent for the nine months ended March 31, 2009. For the three months ended March 31, 2010, we experienced favorable development related to prior periods of $4.1 million, compared with $2.7 million for the three months ended March 31, 2009. For the nine months ended March 31, 2010, we experienced favorable development related to prior periods of $10.2 million, compared with $6.9 million for the nine months ended March 31, 2009.

     Excluding favorable development related to prior periods, the loss and loss adjustment expense ratios for the three months ended March 31, 2010 and 2009 were 77.2 percent and 75.9 percent, respectively, and the loss and loss adjustment expense ratios for the nine months ended March 31, 2010 and 2009 were 74.9 percent and 74.1 percent, respectively. The favorable development for the nine months ended March 31, 2010 and 2009 was due to lower than anticipated severity and frequency of accidents in addition to improvement in our claim handling practices.
     Expense Ratio. Our expense ratio for the three months ended March 31, 2010 was 27.1 percent, compared with 25.3 percent for the same period in fiscal year 2009. Our expense ratio increased from 23.9 percent for the nine months ended March 31, 2009 to 27.1 percent for the same period in the current fiscal year. The year-over-year increase in the expense ratio was due to the decrease in premiums earned, which resulted in a higher percentage of fixed expenses in our retail operations (such as rent and base salary).
     Combined Ratio. The combined ratio was 95.5 percent for the three months ended March 31, 2010, compared with 96.3 percent for the same period in fiscal year 2009. The combined ratio was 94.7 percent for the nine months ended March 31, 2010, compared with 94.0 percent for the same period in fiscal year 2009.
     Provision for Income Taxes. The provision for income taxes for the three months ended March 31, 2010 was $0.1 million, compared with $1.6 million for the same period in fiscal year 2009. For the nine months ended March 31, 2010, the provision for income taxes was $0.3 million, compared with $3.1 million for the same period in fiscal year 2009. The provision for income taxes for the three and nine months ended March 31, 2010 related to current state income taxes for certain subsidiaries with taxable income. At March 31, 2010 and June 30, 2009, we established a full valuation allowance against all net deferred tax assets. In assessing our ability to support the realizability of our deferred tax assets, we considered both positive and negative evidence. We placed greater weight on historical results than on our outlook for future profitability. The deferred tax valuation allowance may be adjusted in future periods if we consider that it is more likely than not that some portion or all of the deferred tax assets will be realized. In the event the deferred tax valuation allowance is adjusted, we would record an income tax benefit for the adjustment.

About First Acceptance Corporation
     We primarily sell non-standard private passenger automobile insurance products underwritten by us as well as certain commissionable ancillary products, primarily through employee-agents. In certain states, our employee-agents also sell other complementary insurance products underwritten by us. At March 31, 2010, we leased and operated 405 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenues:
Premiums earned	$46,651	$54,845	$140,317	$171,506
Commission and fee income	7,471	8,115	21,391	24,033
Investment income	2,008	2,410	5,954	7,741
Net realized gains (losses) on fixed maturities, available-for-sale	(14)	1,727	(459)	486

	56,116	67,097	167,203	203,766

Costs and expenses:
Losses and loss adjustment expenses	31,902	38,929	94,926	120,214
Insurance operating expenses	20,125	22,021	59,406	64,977
Other operating expenses	280	276	1,303	982
Litigation settlement	(35)	(67)	(314)	5,167
Stock-based compensation	198	523	853	1,532
Depreciation and amortization	483	455	1,447	1,379
Interest expense	970	969	2,951	3,159

	53,923	63,106	160,572	197,410

Income before income taxes	2,193	3,991	6,631	6,356
Provision for income taxes	124	1,597	327	3,124

Net income	$2,069	$2,394	$6,304	$3,232

Net income per share:
Basic and diluted	$0.04	$0.05	$0.13	$0.07

Number of shares used to calculate net income per share:
Basic	47,994	47,673	47,943	47,662

Diluted	48,637	48,865	48,699	49,030

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)

	March 31,	June 30,
	2010	2009
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value (amortized cost of $183,013 and $140,849, respectively)	$188,145	$140,311
Cash and cash equivalents	32,531	77,201
Premiums and fees receivable, net of allowance of $376 and $419	49,777	45,309
Other assets	8,905	11,866
Property and equipment, net	3,662	3,921
Deferred acquisition costs	4,255	3,896
Goodwill	70,092	70,092
Identifiable intangible assets	6,360	6,360

TOTAL ASSETS	$363,727	$358,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$76,183	$83,973
Unearned premiums and fees	62,499	57,350
Debentures payable	41,240	41,240
Other liabilities	11,092	16,537

Total liabilities	191,014	199,100

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 48,489 and 48,312 shares issued and outstanding, respectively	485	483
Additional paid-in capital	465,601	464,720
Accumulated other comprehensive income (loss)	5,132	(538)
Accumulated deficit	(298,505)	(304,809)

Total stockholders’ equity	172,713	159,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$363,727	$358,956

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Premiums earned:
Georgia	$9,918	$12,273	$30,780	$38,045
Texas	6,233	6,459	17,858	19,593
Illinois	6,076	6,736	18,482	20,923
Florida	5,307	6,382	15,502	20,194
Alabama	4,727	5,845	14,645	18,305
Ohio	3,223	3,182	9,085	9,815
Tennessee	2,925	3,650	8,883	11,865
South Carolina	2,847	4,219	8,712	14,160
Pennsylvania	2,569	2,883	7,998	8,455
Indiana	1,266	1,359	3,699	4,221
Missouri	834	939	2,443	3,023
Mississippi	726	918	2,230	2,907

Total premiums earned	$46,651	$54,845	$140,317	$171,506

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Loss and loss adjustment expense	68.4%	71.0%	67.6%	70.1%
Expense	27.1%	25.3%	27.1%	23.9%

Combined	95.5%	96.3%	94.7%	94.0%

POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Policies in force — beginning of period	147,090	159,557	158,222	194,079
Net increase (decrease) during period	22,513	14,117	11,381	(20,405)

Policies in force — end of period	169,603	173,674	169,603	173,674

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Retail locations — beginning of period	409	424	418	431
Opened	—	—	—	1
Closed	(4)	(5)	(13)	(13)

Retail locations — end of period	405	419	405	419

RETAIL LOCATIONS BY STATE

	March 31,		December 31,		June 30,
	2010	2009	2009	2008	2009	2008

Alabama	25	25	25	25	25	25
Florida	34	39	34	39	39	40
Georgia	61	61	61	61	61	61
Illinois	75	80	76	81	78	80
Indiana	18	18	18	18	18	19
Mississippi	8	8	8	8	8	8
Missouri	12	12	12	12	12	14
Ohio	27	27	27	28	27	29
Pennsylvania	17	17	17	18	17	19
South Carolina	26	27	27	27	27	28
Tennessee	19	20	19	20	20	20
Texas	83	85	85	87	86	88

Total	405	419	409	424	418	431